Exhibit 99.1

NEWS RELEASE
Release No. 106-05-17

Contact:
Mark Morrison (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 7:00 A.M. (EDT) FRIDAY, MAY 5, 2017

LP Names Brad Southern New CEO Upon Retirement of Curt Stevens

Stevens announces he is retiring from the company June 30;
Southern will become CEO effective July 1

NASHVILLE, Tenn. (May 5, 2017) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced that its board of directors has appointed Brad Southern to succeed Curt Stevens as the CEO of LP effective July 1, 2017.

Stevens, who has served as CEO since 2012, will retire from LP June 30, 2017.

“The board of directors is pleased to announce the appointment of Brad Southern as our new CEO,” LP Chairman of the Board Gary Cook said. “Brad is a leader with exceptional integrity and ability. His deep experience and familiarity with LP, along with his expansive knowledge of all aspects of the building products business, make him well suited to lead LP into a promising future.”

Cook continued, “Curt Stevens has served LP with distinction for almost 20 years and we have been fortunate to have benefited from his vision and leadership as the company has grown during his tenure as CEO. Curt has been an integral part of the Boards’ succession planning, and we appreciate his efforts to make this transition seamless.”

“I have thoroughly enjoyed my 20 years with the safest company in our industry,” Stevens said. “It has been an honor to lead LP during these past five years as the company grew despite a tepid housing market. Our people have risen to every challenge and embedded continuous improvement, competitiveness and a growth and innovation discipline into our business.”

“Appointing Brad as CEO provides LP continuity with an experienced leader who is well prepared to address LP’s future challenges and explore emerging opportunities.”

Southern, who becomes LP’s fifth CEO, said he is looking forward to continuing to work with Stevens to prepare for his new duties in July.

“Curt’s strategic vision and proven leadership has LP well positioned,” said Southern, who Stevens hired in 1999. “We have exceptional people, quality products, and the financial position to take full advantage of the current upturn in the housing market. I believe great things are in our future.”

Southern, 57, has been Executive Vice President, Chief Operating Officer since November 2016. He previously was named Executive Vice President of OSB in 2015, Senior Vice President of Siding in 2012 and Vice President of Specialty Operations in 2004.

Southern began his forest products career with MacMillan Bloedel as a forester, where he held a variety of jobs in forestry, strategic planning, finance, accounting and plant management. He has a B.S. and a master’s degree in Forest Resources, both from the University of Georgia.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.